Digital  Power Reports  Financial  Results for the First Quarter Ended March 31,
2004

FREMONT, Calif., May 13, 2004, Digital Power Corporation (Amex: DPW) (herein "Digital Power") today announced its financial results for the quarter ended March 31, 2004.

The Company reported revenue of $1,829,000 for the quarter ended March 31, 2004, a decrease of 14.3% from $2,133,000 for the same quarter last year. An operating loss of $284,000 for the first quarter of 2004 was reported, compared to an operating loss of $119,000 for the same quarter last year. A net loss for the three months ended March 31, 2004 was $252,000 compared to a net loss of $115,000 for the three months ended March 31, 2003.

Commenting on the results, Jonathan Wax, President and CEO, stated "While our results are at unsatisfactory levels, the first quarter was in line with our expectations. We are increasingly optimistic about the future as our North American and European customer base continues to provide positive receptivity for our commercial and military platforms. In addition, we continue to progress with our cost initiatives to manufacture our newer commercial product lines in the Far East which is now targeted for late 2004."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry.

Actual events, transactions and results may differ materially from anticipated events, transactions or results described in such statements.

Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                                       Three months
                                                      Ended March 31,
    Statement of Operations Data                  2004               2003

    Revenues                                     $1,829             $2,133
    Operating loss                                 (284)              (119)
    Loss before tax benefit                        (252)              (123)
    Net loss                                       (252)              (115)

    Net loss per share
      Basic and diluted                          $(0.04)            $(0.03)


                                                       As of March 31,
    Balance Sheet Data                            2004               2003

    Working capital                              $2,727             $2,701
    Total assets                                  5,214              5,305
    Shareholders' equity                          3,048              3,079